Exhibit 10.7

Advent Technologies

500 Rutherford Avenue, Suite 102

Boston, MA 02129

Dear ,

It is my sincere pleasure, on behalf of the entire Board of Directors (the “Board”) of Advent Technologies Holdings, Inc. (“Advent” or the “Company”), to welcome you to the Board and as a director with a term ending at the Company’s shareholder meeting in [ ]. As a member of the Board, we believe your experience and demonstrated leadership will add a very important perspective to the Board’s operations.

You will serve as an independent member of the Board of the Company. We expect you to serve on such committees as the Board determines will best take advantage of your skills and experience.

As a Board member, you will participate in regularly scheduled and special Board meetings, which are expected to occur approximately 6 times per year, and in no event fewer than 4 times per year, attend the Company’s annual meeting of shareholders, meet or otherwise periodically confer with committees of the Board and Company executives, and to provide such other services as are customary and appropriate for Board members (the “Services”). The Company will reimburse you for reasonable, documented out of pocket travel expenses incurred by you in your service as a member of the Board and approved by the Company, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

As consideration for your Services, you will be entitled to receive the following:

•	An annual retainer of $100,000 paid in equal quarterly amounts at the end of each quarter for which you have provided Services; and

•	An annual restricted stock unit award (“RSU Award”) made in the general time of the annual meeting of shareholders. The RSU Award will vest one year following its approval by the Board or upon the date of the following year’s annual meeting of shareholders, whichever shall occur first, contingent upon your remaining a member of the Board and your continued provision of the Services throughout that period of time. The size of the RSU Award will be determined by dividing $100,000 by the closing price per share of the Company’s common stock on the NASDAQ on the date of the annual meeting. The RSU Award will be subject to the terms and conditions of the Company’s equity incentive plan and the restricted stock unit agreement, which you must agree to in order to receive the RSU Award and you also must agree that the Company may open an account in your name at its captive broker to administer the RSU Award.

In addition, you understand that all director compensation is subject to the recommendation of the compensation committee of the Company and the approval of the Board, and that it is subject to change.

500 Rutherford Avenue 5637 La Ribera St. Suite A Panepistimiou 16 Patras Science Park	Boston Livermore Athens Achaia	MA 02129 CA 94550 GR 10672 GR 26504	USA USA Greece Greece	T: +1 857 2647035 T: +1 925 4559400 T: +30 210 3642200 T: +30 2610 911583	Contact info@advent.energy www.advent.energy

You are not an employee of the Company and have no authority to obligate the Company by contract or otherwise. You will not be eligible for any employee benefits, nor will the Company make deductions from any amounts payable to you for taxes. Any taxes shall be solely your responsibility, including applicable taxes on the RSU Award. You agree that you will abide by all Company polices which are applicable to members of the Board, including but not limited to its insider trading policy.

You acknowledge that as a result of your service as a director you will obtain confidential information and proprietary information relating to or provided by the Company and its affiliates (including, but not limited to, its stockholders and customers). During and for a period of one year after your service with the Company, you shall not use for your benefit or disclose to any other person confidential or proprietary information, knowledge or data relating to or provided by the Company and its affiliates; provided, however, that such obligation shall not apply to information, knowledge or data that (i) is publicly available, (ii) was disclosed to you on a non-confidential basis from a source other than the Company and its affiliates, (iii) was independently developed by you, or (iv) to the extent required by law or in response to any subpoena or similar request by or before any court, arbitrator or governmental authority. You also represent and warrant that you have the full right and power to enter into and perform this letter agreement and there is no other existing contract or duty on your part inconsistent with the terms of this letter agreement (including, but no limited to, any conflict of interest policy).

In addition, you will receive indemnification as a director of the Company as set forth in the Company’s certificate of incorporation and bylaws and the Company’s standard form of indemnification agreement.

While you serve on the Board, please notify the Company’s legal department of any conflicts of interests that may arise with respect to the Company.

Your relationship with the Company as a director shall be governed by the charter documents of the Company, applicable policies of the Company including the insider trading and conduct policies, and any such other agreements that you and the Company enter into from time to time. This letter, along with the RSU Award documentation, indemnification agreement, policies, and other written agreements or policies referred to herein, collectively constitute the entire agreement between you and the Company. This agreement supersedes any other agreements or promises made to you by anyone, whether oral or written, and it may only be modified in a writing signed by a duly authorized officer of the Company.

500 Rutherford Avenue 5637 La Ribera St. Suite A Panepistimiou 16 Patras Science Park	Boston Livermore Athens Achaia	MA 02129 CA 94550 GR 10672 GR 26504	USA USA Greece Greece	T: +1 857 2647035 T: +1 925 4559400 T: +30 210 3642200 T: +30 2610 911583	Contact info@advent.energy www.advent.energy

Advent has set a bold mission for itself in pioneering critical technology for the hydrogen economy as it pursues high standards and meaningful opportunities for both its employees and stockholders. We will be delighted if you accept this offer to join Advent in this mission and indicate your agreement with these terms and accepting this offer by signing and dating this letter.

Accepted and Agreed to by:

Date:

Sincerely,

Vasilis Gregoriou, Ph.D

Chairman and Chief Executive Officer

500 Rutherford Avenue 5637 La Ribera St. Suite A Panepistimiou 16 Patras Science Park	Boston Livermore Athens Achaia	MA 02129 CA 94550 GR 10672 GR 26504	USA USA Greece Greece	T: +1 857 2647035 T: +1 925 4559400 T: +30 210 3642200 T: +30 2610 911583	Contact info@advent.energy www.advent.energy

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